MARATHON OIL CORPORATION PROVIDES
FIRST QUARTER 2006 INTERIM UPDATE

HOUSTON, April 6, 2006 – Marathon Oil Corporation (NYSE: MRO) today is providing information on market factors and operating conditions which occurred during the first quarter 2006 that could impact the Company’s quarterly financial results. The market indicators and Company estimates noted below and in the attached schedule may differ significantly from the actual first quarter results. The Company will report actual first quarter results on April 27, 2006. Details concerning the Company’s earnings conference call and webcast are noted at the end of this release.

Exploration and Production

Production sold during the first quarter is estimated to be between 365,000 and 370,000 barrels of oil equivalent per day (boepd). Revenues are reported based on production sold during the period and can vary from production available for sale primarily as a result of the timing of international crude oil liftings. Oil and natural gas production available for sale during the first quarter is expected to be approximately 415,000 boepd, exceeding the previous guidance of 395,000 to 410,000. During the first quarter of 2006, approximately half of the difference between the available for sale and production sold volumes are a result of underlifted quantities associated with Libya, with the remainder from Equatorial Guinea and the United Kingdom.

As shown in the attached table, crude oil and natural gas market price indicators have remained strong during the first quarter. For the months of January and February 2006, Marathon’s worldwide crude oil realizations were slightly higher than those realized during the fourth quarter 2005. U.S. natural gas realizations for January and February 2006 were $1.25 per million cubic feet less than those realized in the fourth quarter 2005, while international natural gas realizations for these two months were relatively flat with the fourth quarter 2005. Marathon’s actual crude oil and natural gas price realizations vary from market indicators primarily due to product quality and location differentials.

Estimated first quarter exploration expense is expected to remain unchanged from previous guidance of between $70 and $95 million. U.S. exploration expense is estimated to be between $35 and $50 million, while international exploration expense is estimated to be $35 to $45 million.

Refining, Marketing and Transportation

Market indicators for refining margins (crack spreads) in the Midwest (Chicago) and Gulf Coast were relatively strong during the first quarter 2006 when compared with the first quarter 2005. As a result of these relatively strong margins and favorable sweet/sour differentials, the Company estimates its refining and wholesale marketing margin per gallon will be higher than reported for the first quarter 2005.

Crude oil refined during January and February 2006 averaged 842,000 barrels per day (bpd). The Company estimates crude runs for the quarter will average approximately 895,000 bpd, slightly lower than during the first quarter 2005. However, total refinery throughputs for the first quarter 2006 are expected to be somewhat higher than the 1,094,000 bpd during the first quarter 2005. Speedway SuperAmerica LLC’s gasoline and distillate gross margin averaged approximately 10 cents per gallon during January and February of 2006 and is also expected to be about 10 cents per gallon for the first quarter 2006, slightly lower than that realized in the first quarter 2005 and below the 14 cents per gallon realized during the fourth quarter 2005.

Unallocated Administrative Expense

Total administrative expense for the quarter is expected to be approximately $85 to $95 million. The estimated increase in administrative expense, over the previous projection of $60 to $65 million, is primarily a result of accruals for equity based compensation, largely due to a more than $15 per share increase in the price of Marathon’s common stock during the quarter.

Earnings Release Date and Conference Call Information

Marathon will report its first quarter 2006 results on April 27, 2006. The Company will also conduct a conference call and webcast that same day at 2 p.m. EDT. The call will cover first quarter 2006 financial results and may include forward-looking information. Interested parties can listen to this call and view associated slides by accessing the Marathon Oil Corporation Web site at www.marathon.com and clicking on the First Quarter 2006 Financial Results Conference Call link. Replays of the conference call will be available on the Web site through May 11, 2006. Financial information, including earnings releases and other investor-related material, also is available online.

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This release contains forward-looking statements with respect to the estimated levels of the Company’s worldwide liquid hydrocarbon and natural gas production, estimated exploration expenses, refining and wholesale marketing margins, crude run rates, Speedway SuperAmerica LLC gasoline and distillate gross margins and administrative expenses. These are preliminary estimates and are therefore subject to change. Actual results may differ materially from the estimates given in this update. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2005, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:

Paul Weeditz — 713-296-3910

Scott Scheffler — 713-296-4102

Investor Relations Contacts:

Ken Matheny — 713-296-4114

Howard Thill — 713-296-4140

Select Operating and Financial Data (unaudited)

	1Q	4Q	Jan.-Feb.	1Q
	2005	2005	2006	2006
	Actual	Actual	Actual	Actual
Exploration and Production
Net Sales
Domestic – Liquid Hydrocarbons (MBPD)	72	78	80	—
Domestic – Natural Gas (MMCFD)	570	599	559	—
International – Liquid Hydrocarbons (MBPD)	91	146	124	—
International – Natural Gas (MMCFD)	455	406	398	—
MBOED	334	392	363	--

Market Prices
NYMEX prompt WTI oil price ($/BBL)	50.03	60.05	63.68	63.48
HH spot natural gas ($/MMBTU)	6.40	12.38	8.22	7.76
HH bid Week natural gas price ($/MMBTU)	6.27	13.00	9.96	9.01

Average Sales Prices Excluding Derivatives

Liquid Hydrocarbons:
Domestic ($/BBL)	38.47	48.78	49.08	—
International ($/BBL)	39.10	47.56	48.66	—
Natural Gas
Domestic ($/MCF)	4.95	8.30	7.05	—
International ($/MCF)	4.17	5.92	5.91	—

Refining, Marketing and Transportation
Chicago 6-3-2-1 crack spread ($/BBL)	2.59	8.37	2.33	5.17
Gulf Coast 6-3-2-1 crack spread ($/BBL)	2.12	7.10	3.22	5.66
Chicago 3-2-1 crack spread ($/BBL)	7.27	12.92	5.84	9.29
Gulf Coast 3-2-1 crack spread ($/BBL)	6.71	11.57	6.89	9.85
Sour Differential * ($/BBL)	(12.09)	(12.17)	(13.38)	(13.03)

Refinery Runs:
Crude oil refined (MBPD)	922	979	842	—
Other charge & blend stocks (MBPD)	172	259	266	—

Total (MBPD)	1,094	1,238	1,108	—
Crude oil capacity utilization (%)	97	102	86	—
Refined products sales volumes (MBPD)	1,370	1,504	1,388	—
SSA gasoline and distillate sales (MMGal)	745	834	515	—
SSA gasoline and distillate gross margin ($/gal)	0.1058	0.1400	0.1017	—
SSA merchandise gross margin ($million)	143	158	97	—

BBL – barrel MBPD — thousand barrels per day MMCFD — million cubic feet per day
MMBTU – million British Thermal Units            MBOED — thousand barrels of oil equivalent per day
MCF — thousand cubic feet            MMGal — million gallons
* 15% Bow River, 15%Maya, 35% Kuwait, 35% Arab Medium